Exhibit 99.1

Jay Roueche – Vice President, Treasurer & Investor Relations

Thank you Joelle… and good afternoon everyone.

We appreciate you participating in our conference call today to discuss Flowserve’s 2020 second quarter financial results.

We also regret the technical issues that the previous third-party call provider had during our previous scheduled time slot this morning. But we do very much appreciate you modifying your schedules to join us now.

On the call with me this afternoon are:

Scott Rowe, Flowserve’s President and Chief Executive Officer; and

Amy Schwetz, Senior Vice President and Chief Financial Officer.

Following our prepared comments, we will open the call for questions… And, as a reminder, this event is being webcast and an audio replay will be available.

Please also note that our earnings materials do… and this call will… include non-GAAP measures and contain forward-looking statements. These statements are based upon forecasts… expectations … and other information available to management as of July 31st, 2020, and they involve risks and uncertainties… many of which are beyond the company’s control.

We encourage you to fully review our safe harbor disclosures, as well as the reconciliation of our non-GAAP measures to our reported results, both of which are included in our press release and earnings presentation, and are available on our website, at flowserve.com in the investor relations section.

I would now like to turn the call over to Scott Rowe… Flowserve’s President and Chief Executive Officer… for his prepared comments.

R. Scott Rowe – President and Chief Executive Officer

Thanks Jay and good afternoon everyone. Thank you for joining today’s call.

Before discussing our quarter, I first want to acknowledge and thank the Flowserve associates for their dedication and productivity during this difficult time. The COVID pandemic has required all of us to adapt our daily routines and change our approach to better manage the associated distractions of the virus.

While each of our employees has been impacted in some way by the virus – I am especially appreciative of our “essential” front-line workers who have been physically present in our manufacturing facilities and QRC’s each day supporting our customers. Their commitment and hard work was a key driver to delivering our second quarter performance.

Amy will cover our financials in detail, but at a high level – Flowserve delivered adjusted earnings per share of 53 cents, which was a 152 percent sequential improvement and flat year-over-year. Our second quarter results demonstrate our ability to persevere through the COVID crisis, take swift and material cost reduction actions, and leverage the great work from the Flowserve 2.0 transformation. Our strong earnings were delivered despite a year-over-year revenue decline of 6.6 percent – at $925 million dollars.

2020 has been an unprecedented year thus far with the combination of energy price volatility and the global shutdown due to the COVID pandemic. Throughout March and April, most of our end markets had declined significantly as the demand for global liquids plummeted with the worldwide quarantines. Our customers subsequently announced significant cuts in their spending for both new capital projects and ongoing maintenance spending. Flowserve’s second quarter bookings reflect this environment. Despite the severe correction, we saw stabilization and growth in certain key demand metrics. For instance, Asia returned to a more normal demand profile and some end markets like water and specialty chemicals remained reasonably strong throughout the quarter. Additionally, crude oil prices returned to $40 per barrel as operators, including OPEC+, took measures to curb production. Nevertheless, we are preparing for a prolonged downturn and are prepared to take the actions necessary for the long-term health of the business.

In terms of COVID-19, we expect the challenges from this pandemic to persist for some time. We have learned a lot in a relatively short period of time that has helped us adapt to this “new normal.”

Our top priority in our actions has, and will be, maintaining the health and safety of our people. We continue to follow the safety guidelines from the World Health Organization and Center for Disease Control. Given our global footprint, we continue to experience temporary site closures as COVID cases ebb and flow in various geographies. We have undertaken significant steps to protect the safety of our ‘essential’ associates as they continue to advance our business.

While many of our associates continue to work from home – we are constantly reviewing and updating our prevention and response procedures, as well as our return to work plans in anticipation of their arrival back into the office. At the site level, our ongoing proactive measures have enabled improved productivity despite the pandemic’s disruptions and work stoppages. Implementation of temperature screenings, social distancing measures, staggered shifts, improved testing and persistent cleaning has helped us to make consistent operational progress throughout the second quarter.

As a result, we were able to recoup some of the deferred profit we experienced in the first quarter and reduced the level of these deferrals that occurred in the second quarter. As of today, all of our facilities are open and operational, and running close to normal productivity.

In response to the challenges in the energy markets and recognizing the ongoing COVID-related uncertainties, we have taken quick and decisive action to reduce our overall cost structure at Flowserve. As discussed on our first quarter conference call, we have implemented the steps necessary to drive an expected $100 million dollars from our cost structure this year, compared to 2019.

This amount is comprised of roughly a half year’s benefit from structural cost actions with the remainder coming from temporary cost avoidance measures. Next year, some of the temporary costs will return, but will be more-than-offset by a full year’s worth of the structural changes we have taken. The actions that we took in the second quarter has us tracking ahead of our $100 million commitment level that we communicated in May.

I am pleased with the way we are executing our phased approach to this crisis. We are successfully operating in the new COVID world and providing support and business continuity for our customers. Additionally, we are taking the necessary steps to manage through the downturn.

I am confident we are taking timely actions to successfully manage Flowserve through this period of uncertainty… And with continued transformation progress, our company will emerge as a stronger and more flexible enterprise. Flowserve will be well-positioned for the future.

Turning now to our markets, we highlighted on our last call that we were preparing for a significant decline in bookings during the second quarter as a result of our customers’ delayed infrastructure investment, as the current uncertainty has driven a decline in capital commitments, utilization rates and operating budgets.

On a constant currency basis, our second quarter bookings declined 25 percent year-over-year, which was at the upper end of our expectations, driven primarily by lower project spending compounded by a difficult comparison given the strong bookings we delivered in the 2019 second quarter. As you might recall, last year’s second quarter was our highest quarterly level of bookings since 2015, and included large LNG, pipeline and concentrated solar power awards totaling over $80 million dollars in addition to a number of smaller, $5 to $10 million dollar oil and gas awards. By contrast, the largest award we received in the second quarter of 2020 was a $7 million dollar nuclear power award.

The combination of COVID and energy volatility has clearly impacted our customers’ willingness to move forward with projects currently in the FEED stage, and we saw a number of projects that we expected to be awarded in second quarter get pushed out to a later date, and some could potentially get cancelled.

Original equipment bookings in the quarter were $366 million dollars, down 37.3 percent constant currency compared to last year’s strong second quarter. Aftermarket bookings were $443 million, down 10.7 percent constant currency. Aftermarket opportunities held up better than original equipment, but continued to be challenged as customers limited access to their facilities and delayed scheduled turnarounds and spending.

As expected, our oil and gas markets have been the most affected in this current environment. We saw continued delays, scope reductions and some cancelations of potential projects during the quarter. In total, bookings in this end market were down 41 percent constant currency year-over-year, which was also impacted by the challenging compare period. Last year’s second quarter bookings had increased by over 20 percent to $454 million. This quarter, our largest project award in Oil & Gas was just $5 million dollars. Based on discussions with major customers, we expect that any of the large green-field and brown-field projects that do progress will most likely be delayed as operators re-evaluate their project’s financial viability in this environment and pursue ways to decrease the project’s costs. Any awards that do progress will attract significant competitive attention.

On a constant currency basis, chemical bookings were down roughly 18 percent in the quarter, primarily driven by FPD’s 30 percent decline, while FCD’s bookings were flat. The quarter included 1 small award of $3 million in Asia Pacific. Specialty chemical demand remains reasonably strong and partially offset the declines we saw in the petro-chemical markets.

Moving now to Power. Our power markets saw constant currency bookings down 16 percent, where FCD’s 41 percent increase, including 3 nuclear awards totaling $16 million dollars, was more than offset by FPD’s 35 percent decline.

General industries bookings were flat in the quarter where FPD’s 11 percent increase was offset by FCD’s 21 percent decline. FCD’s distribution business continued to be impacted by headwinds from the MRO slowdown in North America. Mining was the only market with growth where bookings were up 18 percent.

Finally, representing our smallest market, water bookings decreased 35 percent in the quarter with no significant awards. However, we do expect continued investment and demand in water markets from desalinization to municipal water.

Regionally, declines of 36 percent in North America and the Middle East and Africa and Europe’s 21 percent decrease more than offset our growth in the Asia Pacific and Latin American markets of 6 and 9 percent, respectively. We expect to see Asia and the Middle East to hold up better than North America and Europe for the remainder of the year.

With the general decline that we’ve seen in our customers’ large-project capital spending, our sales teams have shifted their priority towards higher-margin aftermarket and replacement equipment opportunities. Our aftermarket and shorter cycle original equipment markets held up reasonably well in the second quarter. Aftermarket bookings declined 10.7 percent on a constant currency basis in the second quarter, in-line with our internal forecasts – which included reduced spending by our customers and continued headwinds from site-access issues at our customers locations. We believe that our Flowserve 2.0 transformation-related commercial intensity program will better position us to support our customers while protecting and defending our global installed base of pumps, valves and seals.

The large project original equipment side of our business has been the most impacted, as our customers modify their investment plans. Our commercial team is focused on selectively winning the work that is available to win. We will remain disciplined in our pursuit, and we plan to balance the desire for installed base growth with driving aftermarket opportunities and loading of our manufacturing capacity.

Our focus remains on building a quality backlog despite the competitive pricing environment. I am confident in our ability to leverage our distinguished brands, our quality products and superior services to win our share of the available orders.

Flowserve’s competitive position continues to improve through transformation led efforts to drive manufacturing excellence and lower production costs. Our LEAN journey progress has significantly increased throughput and reduced waste in a number of key facilities. We continue to pursue our LEAN journey and we expect further results throughout 2020.

In addition to LEAN, we continue to deliver reductions in our product cost through Design-to-Value and supply chain initiatives. Finally, as we implement these programs in our overall manufacturing strategy, we are freeing up capacity and identifying opportunities to further simplify and consolidate our manufacturing presence. While this will not happen quickly, we do expect to make progress in 2020 on rationalizing our overall roofline.

Our transformation program, designed to create a more efficient and flexible operating model, was roughly half complete entering 2020, and as a result - we believe we are in a much better position to react to the current market situation.

Turning to our margin performance, both adjusted gross and operating margins improved substantially versus Q1, up 130 and 570 basis points, respectively to 32.1 and 11.6 percent. Versus prior year, adjusted gross margin was down 40 basis points, while adjusted operating margin increased 30 basis points and reflected the benefit of the cost actions we took in the 2020 second quarter.

Looking at our business by segment - FCD’s constant currency bookings and sales were both down approximately 19 percent, where the combination of the pandemic impact and volatile commodity prices was exasperated by slower MRO activity in North America and further distributor destocking. The quarter’s bookings included $16 million dollars of small project nuclear power awards, several $3-$5 million dollar oil and gas awards, primarily in Asia Pacific and a $3 million dollar chemical award in North America. Strong cost management drove flat adjusted gross margins and limited the adjusted operating margin decrease to 130 basis points, despite the 20 percent revenue decline.

FPD’s constant currency bookings decreased 28 percent with the impact from the pandemic and commodity environment. In 2019, the second quarter represented FPD’s highest booking quarter since the segment was created, and included significant LNG, oil and gas and power project bookings totaling over $100 million dollars. Aftermarket orders of $373 million dollars in the 2020 second quarter decreased 12.3 percent on a constant currency basis, however our seal aftermarket business performed well despite the COVID challenges.

FPD’s revenue was flat with prior year, driven by original equipment growth of 11.4 percent. Adjusted operating margins increased 180 basis points where absorption benefits offset a 400 basis point shift towards original equipment and aggressive cost actions drove a $17 million dollar decrease in adjusted SG&A. As a percent of sales, FPD’s adjusted SG&A decreased 250 basis points to 19.5 percent.

Let me now turn the call over to Amy to cover our financial results in greater detail before I return to provide our outlook for the second half.

Amy Schwetz, Senior Vice President and Chief Financial Officer

Thanks Scott, and good afternoon everyone.

We are pleased with our second quarter results, considering the headwinds we faced from the ongoing impact of the COVID pandemic, coupled with significant energy market volatility. The $0.53 cents of adjusted EPS we delivered in the quarter decreased a penny versus prior year, despite $65 million dollars of lower revenue year-over-year. On a sequential basis, revenue and adjusted EPS improved 3.4 and 152 percent, respectively, as compared to the 2020 first quarter.

You may recall that in the first quarter of 2020, we experienced COVID-related delays of roughly $74 million in revenue and approximately $25 million of gross profit, as well as discrete period costs of about $8 million related to the pandemic. In the second quarter, most of the revenue and profit from the first quarter delays were realized, but as anticipated, new delays were incurred during the second quarter. We were pleased that our manufacturing productivity improved as the quarter progressed, as our measures to adjust our facilities’ operating environment to safely and effectively deliver in this pandemic gained traction. As we look ahead to the next few quarters, we plan to consistently reduce the profit impact that COVID-issues have on our results.

On a reported basis, second quarter EPS was $0.07 cents. The largest adjusted item included in our reported numbers was $0.40 cents of severance and transformation expenses, as we took decisive actions during the quarter to accelerate and bring-forward cost reduction initiatives, which includes the reduction of over 12 percent of our headquarters’ workforce as well as further cost reductions in the field.

Additionally, our reported EPS included a loss of $0.07 cents in below-the-line foreign currency headwinds, which reduced much of the gain that we had recorded for this line item in our first quarter results.

Turning to revenues, second quarter sales decreased 6.6 percent versus prior year to $925 million dollars, and included a 2.4 percent negative impact from currency headwinds. Both original equipment and aftermarket revenues were down in the mid-single digits.

By segment, FPD delivered strong 15 percent constant currency original equipment sales growth following last year’s 22 percent OE bookings growth. Offsetting FPD’s strong OE revenue performance was FCD’s 23 percent original equipment revenue decline - as the segment’s short cycle MRO business and distribution channels remained challenged.

Aftermarket revenues, in total, were $462 million dollars and accounted for half of our sales mix, similar to prior year, but were down 5.0 percent, constant currency, as we continued to face disruptions in our QRCs related to COVID, as well as ongoing difficulties accessing our customers’ facilities, as Scott mentioned earlier.

Shifting to margins … Second quarter adjusted gross margin decreased 40 basis points versus last year to 32.1 percent, which is solid performance considering the $65 million dollar year-over-year revenue decline. FPD’s 70 basis points of adjusted gross margin decline was impressive considering the significant increase in lower-margin, large-project OE revenues and the decline in higher-margin aftermarket activity. The business very effectively managed its absorption and exhibited tight cost control to offset the 4 percent mix shift to original equipment.

FCD also managed well and delivered flat adjusted gross margins year-over-year at 31.4 percent, despite accounting for almost all of Flowserve’s year-over-year revenue decline. The business was also aided by a 3 percent sales mix shift towards aftermarket.

On a reported basis, Flowserve’s second quarter gross margin decreased 320 basis points to 28.9 percent, again…. almost all due to $24 million dollars of increased adjusted items, as compared to last year’s second quarter, that we incurred - primarily through severance - to structurally reduce our ongoing cost structure.

Second quarter adjusted SG&A decreased approximately $21 million dollars on tight discretionary cost control and the aggressive cost actions we took during the quarter. As a percent of sales, adjusted SG&A decreased 70 basis points year-over-year to 20.9 percent.

On a reported basis, SG&A as a percent of sales increased 200 basis points, primarily due to the higher realignment and transformation expenses – again largely severance related.

The decisive and early cost actions we took in the second quarter were a key component to maintaining our adjusted operating income near prior year levels, despite the revenue decline. As a result, adjusted operating margin increased 30 basis points to 11.6 percent, with FPD’s 180 basis point improvement being partially offset by FCD’s 130 basis point decline.

Reported second quarter operating margin decreased 530 basis points to 4.6 percent, driven primarily by increased realignment expenses of $52 million dollars.

Turning to Cash ………... Our first half cash flow from operations decreased roughly $28 million dollars versus prior year, driven primarily by lower reported earnings. Working capital use of approximately $89 million improved $25 million dollars versus the first half of 2019, while primary working capital as a percent of sales of 28.6 percent was essentially flat with 2019 second quarter levels. Although we saw a sequential build in accounts receivable during the quarter due to escalating sales from April to June, DSO remained consistent with both the prior year and the sequential quarter.

Our second quarter cash balance declined sequentially by approximately $60 million dollars to $562 million dollars. Major uses of cash in the period included seasonal working capital, our quarterly dividend, severance expense, capital expenditures and other realignment and transformation costs.

Our quarter-end liquidity position remains strong at $1.3 billion dollars, which includes cash and cash equivalents of $562 million dollars as well as $722 million dollars of available capacity under our revolving credit facility, which remains undrawn.

I am confident that through our disciplined capital spending, discretionary cost management and transformation initiatives to drive working capital and cash flow improvement we will generate significant cash in our seasonally strong second half.

Finally, turning to our expected cash usage in 2020 and considering our near-term focus on capital preservation, we continue to expect our previously-reduced capital expenditures for the year to be around $60 million dollars. In addition to maintenance capex, our investments here will largely focus on enterprise-wide IT investments that further enable our transformation progress.

Other expected uses of cash consist primarily of realignment and transformation expenses, and funding expected dividends of approximately $100 million dollars.

As I begin my sixth month at Flowserve, I am surprised by how quickly time has gone by, and also even more pleased with my decision to have joined this company. Despite the challenges we currently face, the leadership team is collaborative, decisive and striving towards a common goal. I am extremely impressed with the dedication and commitment of our worldwide associates, and their desire to satisfy our customers’ needs is second-to-none. The quality and professionalism of the finance organization provides me great confidence. And, the opportunities that remain from our transformation program are significant. Together, we have all the ingredients necessary to drive long-term value for our customers, associates and importantly, our shareholders.

Let me now return to call to Scott.

R. Scott Rowe – President and Chief Executive Officer

Great, thank you Amy.

Let me wrap up my prepared remarks with our outlook for the remainder of 2020. Building on the momentum of our second quarter performance, I’m confident we will continue to execute well in the second half of the year, assuming no resumption of broad-based government-imposed, or COVID-related, shutdowns.

While we’re encouraged by both the recent recovery in oil prices, as well as the early indications of the growth associated with global economies re-opening – we recognize that there is still a high degree of volatility and uncertainty around the world. As a result, we are maintaining what we believe is a prudently conservative outlook for the rest of the year.

From a bookings standpoint, we are planning for limited large project awards for the remainder of 2020. However, we expect aftermarket and MRO spending to hold up better in comparison. In total, we expect our quarterly bookings in the second half of the year will be around or better than this quarter’s level, but likely will represent a decline of about 20 percent year-over-year.

With our strong backlog of $2.1 billion, we believe revenues will be less impacted and would expect year-over-year declines for the second half of 2020 to be about 15 percent.

We also expect adjusted gross margins to hold at, or slightly better than, Q2 levels through the remainder of the year as cost out initiatives take hold and better margin backlog continues to ship.

The structural SG&A cost actions we have taken will increase in the second half of the year and will be supplemented by the ongoing tight control of discretionary spending. We expect our decremental adjusted operating margins to be in the range of 20-25 percent for the second half of the year.

All told, we are expecting Flowserve’s adjusted EPS in the second half of 2020 to exceed the 73 cent performance that we delivered during the first half of the year assuming that we don’t have another major COVID-related shutdown like we experienced in March and April.

Despite this challenging environment, we are committed to continuing with our Flowserve 2.0 transformation initiatives. This program is core to our long-term success and we expect to build on the fundamental improvement and momentum achieved to date. We have accelerated the timing of some of the cost actions, and certain growth initiatives.

I am confident in our ability to respond to the opportunities in the marketplace and winning the work that is out there. We will continue to focus on controlling what we can control, including taking further cost actions if the market warrants.

Flowserve’s legacy dates back over 220 years. Our brands, products and services are valued by our customers. Our customers tend to be the larger participants in their respective markets, who we expect to be around for decades to come. And, as many of you know, the majority of our business involves keeping critical infrastructure running and operational.

Throughout our history, Flowserve has experienced challenging markets before, we have endured these downturns and come out better on the other side.

We have an excellent leadership team with the ability to execute through this cycle and help differentiate Flowserve with our customers, as we remain committed to driving long-term value for our associates, customers and shareholders.

Operator, this concludes our prepared remarks and we would now like to open the call to questions.

Question and Answer:

Operator

Our first question comes from Deane Dray with RBC Capital Markets. Your line is now open.

Deane Dray

Thank you. Good afternoon, everyone. Hey, maybe just start with a comment from Scott. I was kinda surprised that you said that operations, I would expect the manufacturing plants to be all up and running, but when you said they’re close to normal productivity, just considering all of the new restrictions that you have, social distancing, you know, how inventory is handled. I would expect there to be a bit more of a headwind and, you know, inefficiencies that are being factored in. Is that fair?

R. Scott Rowe

Yeah, that’s a really good question. I just, I, yeah, I just want to remind you and everyone else, we, we are on a journey to significantly improve our productivity. And so as Flowserve 2.0 is kicking in as we were doing some of the things around lean and some of the things about how we account and measure our productivity and just getting laser focused on that we truly expected to continue to improve throughout 2020. And then obviously COVID hit, you know, March the end of March was a disaster at our European operations and then Americas. And April wasn’t good. But since then, you know, we’ve, we’ve continued to make progress. And so I would say right now, you know, we’re operating what I’ll call, you know, let’s just say last year’s normal productivity in our operations. And I feel really good about that. I think without the COVID disruption or anything else, we’d be operating higher than we did last year. And so I’d say we’re kind of back to that baseline that we were last year and we still have opportunities to get even better, but I’ve been really proud of the team that, you know, despite the, the social distancing, despite wearing masks, despite not having the non-essential folks there, you know, we’re, we’re doing a really nice job performing those operations. And you know, what we saw was, you know, April, wasn’t a great month for us, but May got better and then June was even better. And, you know, at this point I don’t necessarily expect to go backwards unless there’s a major outbreak, an issue that we saw in, in, you know, something similar to March.

Deane Dray

Got it. That’s really helpful. And then can you comment on July and then just kind of bridge it to the decremental assumptions for the second half, maybe even a bit more specific on what you think for the third quarter, the 20 to 25% range? How are you trending towards that? What are kind of the key puts and takes?

R. Scott Rowe

Sure. Yeah. I mean, we’re obviously looking at our results on a regular basis and I’d say, you know, we, we just announced the decrementals. And so, you know, we didn’t see anything in July that would change what we’re talking about today. So, you know, today I feel very good about being right there in that the decremental range that we talked about is that 20 to 25%. And I think, you know, as we continue to move forward, you know, we should expect to have a decent quarter and we’ll, you know, we’ll reconfirm that after the third quarter.

Deane Dray

Great. Just last quick one for me, I don’t recall the last time I’ve heard nuclear come up as many times as it has on this call. Maybe it’s one of the places they are still investing because there’s nothing you can’t really defer, but just kind of share with us, what’s driving that business.

R. Scott Rowe

Yeah, sure. It’s mostly on the valve side where we have the nuclear awards. A lot of it was just replacement valves and just making sure that they can continue to certify their operations and stay operational. You know, it’s not a whole lot of work, which is unfortunate that we had to talk about it, but it, you know, for our nuclear valve, the Edwards brands and what we do there is actually a really strong quarter for bookings for them.

Deane Dray

That’s good to hear. Thank you.

Operator

Thank you. Our next question comes from Andy Kaplowitz with Citi. Your line is now open.

Andy Kaplowitz

Good afternoon, guys. Scott, could you talk about the visibility you have at this point into bookings? I mean, you talked about recording the, the bottom of your expected bookings range for Q2 and there are some large energy customers out there talking about constraint, cap X for some time. Are customers saying they will do turnarounds in the fall? For example, do you see your aftermarket decline on a bottom in Q2? And I think you mentioned this, but are you anticipating any large projects in that second half bookings that you talked about for the second half of 20?

R. Scott Rowe

Yeah. Okay. No, no problem, Andy. Let me talk first about the OE and the project, and then I’ll talk about what we’re seeing on the aftermarket side. And so, you know, you know, right, so world went upside down in March and you know, all of our customers and operators, were, were really trying to work through the, the chaos and the volatility in the end market. And you know, what we call those revisions on, on capital spending almost across the board. And so you’re seeing anywhere from 20% to 40% down, depending on, are you more upstream or downstream or in the chemical space. And you know, a lot of our customers were concerned about their viability. And so I think, you know, everybody put the brakes on and in Q2 and you know, what we’re starting to see now is a little bit of the dust is settled. Folks are relooking their project portfolio. They’re relooking at the cost of those projects, but you know, right now we don’t have a lot of visibility to big projects, you know, resuming in Q3 and Q4. Now what I would say is there are certainly some exceptions there. Like, we feel good about some Asia Pacific projects going forward. We feel good about a handful of Middle Eastern stuff that will go forward in the back half of the year, but it’s a fraction of what we were tracking, you know, even, you know, three to four months ago. And so I, I, you know, I don’t expect those to come back, but I, but I, you know, in 20, the second half of 2020, but what I would say is if we can continue to see some of the green shoots of, you know, road transportation continuing, economies in Asia continuing to progress forward, COVID somewhat stabilizing and more mature regions. Then I, then I think these projects at least get back onto the docket. They start to relook the cost structure. And I think there’s hope that they move forward at some point in 2021. And then on the aftermarket side, you know, it’s a combination of two things. So one is just, you know, operators clamping down on their spending, but, but it’s even more than that. It’s compounded by access to their sites. And so I’ll just, you know, let’s just use the Gulf of Mexico and the Gulf region there. You know, we, we saw a little bit of a resurgence in early June where we’re starting to get invited back onto the sites and our aftermarket business picked up a tick. And then at the end of June, it was kind of all stopped due to the COVID outbreak in the Houston area and the Gulf coast. And so I really think it’s dependent on the virus. And so I would say for turnarounds in service intensive type businesses in areas where the virus is contained, you know, we are seeing folks talk about getting us back on the site and doing major services and turnarounds. But in areas like the Gulf coast, you know, all of that now is, will be potentially pushed off into Q4 or even into 2021. And so I really just think that, you know, virus containment is the wild card on that. What I would say though, is that our aftermarket is holding up, you know, in line with our expectations. The seal business has performed incredibly well throughout all of this. And, you know, we’re still getting parts orders. And in some cases we’re seeing a little bit of an uplift on, on some overhauls where we’re doing the work where traditionally the service department of that site would have done the work. But they’re not bringing their folks in. And so we’re, we’re getting some of that. So I think our aftermarket will hold up reasonably well here in the, in the second half of 2020, but obviously we’re watching the COVID outbreak pretty intensely and carefully.

Andy Kaplowitz

So I’m not going to pin you down on, on the set access stuff. But let me ask you about commercial intensity cause you mentioned it, you know, how much is it helping you this cycle? Cause obviously it’s been one of the big things you’ve been focused on. So, you know, what’s the opportunity here over the next year or two to really push the envelope on commercial intensity to go after install base, you know, and take share this cycle. So even if site access is still a problem for us over the next few quarters, maybe you get better than that sort of down 11% that you’ve been at.

R. Scott Rowe

Yeah. So the opportunity doesn’t go away, right? And so commercial intensity is all about getting the market share and, and getting that work back that that’s, you know, it’s, it’s our installed base and we want the entitlements there. And so we want to be the ones that are servicing or providing the parts or doing the repairs for that. And so the price doesn’t change. And I think in a time of crisis, in times of uncertainty, a lot of operators are looking to get back to people that they trust that have good balance sheets that will be there for the long run that will come out and do a service call when they, when they need the service. And so, I don’t think that the value proposition changes whatsoever, you know, given where we’re at. Now, you know, folks are going to cut back on spending. They are, you know, there are limiting access. And so I think we’ve got to get through that. But long term, the commercial intensity is still super important for us and it’s a big part of our commercial organizational focus. And I think at some point it starts to show real value for us as we transition into kind of like 2020 and then into 2021.

Andy Kaplowitz

Thanks Scott.

Operator

Thank you. Our next question comes from John Walsh with Credit Suisse. Your line is now open.

John Walsh

Hi, good afternoon. Maybe the follow up first here might be a little bit quicker, but when we think about the 58 million, you know, you called it severance and other items, was that a similar cash impact as well in the quarter? Or does that, or is there some timing there? I’m just trying to wonder how much of that was actually cash in the quarter.

Amy Schwetz

Yeah, John, this is Amy. There, there is some timing impact related to that to the 58 million. So if we think about that, I’m a little less than, than half of that was cash outlays in, in the second quarter and the rest will be, will be phased for the rest of the year and even small portions into, into 2021. So we’ve, we’ve, we’ve accrued all the items that are necessary for us to obtain the hundred million dollars of, of cost savings this year and achieve that run rate going into next year. But there, but there will be some cash outlays and future quarters related to that.

John Walsh

Great. Thank you. And then I guess maybe a question for Scott. So a lot of attention this quarter and focus on, you know, remote monitoring and other kind of applications like that. Curious when you look at your portfolio of kind of smart pumps and equipment, can you actually go in and sell that to the customer? Or does that have to be part of a larger, you know, ITOT convergence at the customer’s doing? I’m just wondering if we might see more conversations or if that’s still something to come.

R. Scott Rowe

Yeah, it’s a good question, John. And it’s, it’s absolutely part of our technology roadmap and our long-term strategy. So we, we unveiled this technology in the 2018 investor conference at the end of, at the end of 18. And we’ve made incredible progress since then. We haven’t been, we haven’t been talking about it maybe as much as we should, but I am really pleased with the progress that we’re making. And you know, what I would say is in a COVID world where folks are trying to limit access to sites, the ability to remotely monitor, the ability to track uptime, operational issues, and then the ability to predict a failure is, is super, super important. So we continue to have great discussions with our customers. We’ve worked through, I think I don’t have the exact number, but call it 13 to 20 different pilot locations where our technology is out there and involved. And you know, your questions specifically, you know, we don’t need an overhaul of the, the site or the installations IT system. We can plug our technology in and basically do the monitoring, the diagnostics and the prediction of failures. And so in, in early 2020, we actually were able to predict it was our first prediction of failure. And so what it’s showing is, you know, not only can we detect and monitor, but our algorithms and kind of what we’re doing on the pump side are, are starting to work in, in show real value. And so, this is something that as we go forward, we’re going to talk more and more about, but it’s certainly part of our long-term strategy. It’s part of our future and what we want to really be as much more of a service provider where we’re helping operators with their uptime and their viability. And so I think we’re on the right path here. We we’ve got a proven product and the more time it’s installed, the more failures we can predict, then it’s just, it’s just really kind of, you know, helping us with our selling and value proposition. But I’d just say more to come in future quarters is as we continue to invest in, continue to progress this technology.

John Walsh

Great. Thanks.

Operator

Our next question is from Mike Halloran with Baird. Your line is now open.

Mike Halloran

Hey, good morning. Well, good afternoon, everyone. I wish, I wish I could say that was an intentional joke. It wasn’t yeah,

R. Scott Rowe

I wish we could say it was morning.

Mike Halloran

Yeah. Right, right. So, so first on the aftermarket side, you know, we’re three, four months into this. Now what’s your sense for the ability to defer, you know, the thought process coming into this downtick was that, you know, the level of deferral seen in the 15, 16 timeframe was unlikely to be repeated this time around, you know, just given the age and, and where everything was at from a maintenance perspective. You think that still holds true? And, and what are the thoughts now after having a few months to talk with your customers about it?

R. Scott Rowe

Yeah. I, you know, I feel good about our aftermarket bookings in the quarter, right. I mean, we were, we were tracking, you know, right at that kind of 10, 11% down. Very much in line with our expectations. And I think, you know, we’re, we’re getting the work that’s out there. We’re, we’re, we’re doing good things. And so, yeah, I think I’m not going to say we get better from this point forward, but I feel good about what we’re doing and how we’re really making sure that we’re a vital and critical partner for our, for our customers. And then the other thing I’d just say is, you know, as, as the world starts to reopen and, you know, I’m speaking specifically more on the, the petrochem and the refining side, right. Ground transportation up, GDP starting to come back a little bit. We know that our operators facilities got more and more utilized in the back half of the second quarter. And so, you know, they’re running it kind of, you know, pick a number 75 to 85% utilization. At some point, they’ve got to do the operational maintenance stuff to keep that up and running. And so I feel reasonably good about, you know, those customers spending money on the aftermarket side and the MRO side. But again, there’s just some wild cards, right. And then the fact that, you know, they’re, they’re not making a whole lot of money if they’re making money at all right now, and then the, the issues would get inside access. And so, you know, I do think is this kind of works its way through a little bit more than, you know, I think, you know, our aftermarket business stays robust and reasonably healthy, but you know, we’re well positioned. Our QRC is, are in the right locations. Our teams are actively involved with the customers at those locations, virtual intensities, you know, doing what it needs to do. And I think we’re gonna, we’re gonna continue to have good performance there.

Mike Halloran

And then a question on the pricing side of things. You know, when you think about the competitive pricing, how pervasive is that? Is that on the engineered side through the standardized side? Does it fall into the aftermarket side? And then I think more importantly, how do you, how, what have you set up? What processes or incentive structures have you set up to make sure that the pricing discipline remains part of the organizational philosophy?

R. Scott Rowe

Yeah. So as we entered the down term, in really late March we started to develop downturn playbooks. And so some of them was refreshing some stuff we had, some is refreshing stuff I had from my prior years, but, but really, you know, one of the key components was the pricing side. And so we spent a lot of time thinking through how do we price and, and what do we do in the downturn and how do we price? How do we balance price with the desire to achieve the aftermarket work and the desire to keep our facilities as full as possible? And what I’d say is, I think we’re doing a reasonably good job there across the board. Where we’re seeing intense pricing pressure has been on the pump OE side. I’d say some of it, you know, our, our poor bookings performance in Q2 on the pump OE. Some of it was cause we wouldn’t go lower on the pricing side. And so I, that, that’s the part that’s highly competitive. I think, you know, the competitive landscape there is, you know, everyone saw that things were going to come down pretty dramatically. And there’s been a lot of price consolidation. At the same time, you know, we’ve got to do more on our cost side and I’d cost side more of the product cost side. So this is on designed to value, working over the supply chain, and then really you’re making sure that we’re getting the productivity in the manufacturing locations. And so as we continue to make progress there, then we get our costs more in line and we can make money even at the pricing that we’re seeing today. So it’s, you know, it’s going to be tough, particularly the pump OE side is going to be tough for the next couple of quarters. But outside of that, and you know, it’s not a great environment to get priced, but, but it hasn’t been as severe as what we’ve seen on the pump OE side.

Mike Halloran

Makes a lot of sense. I appreciate the time.

Operator

Thank you. Our next question comes from Nathan Jones at Stifel.

Nathan Jones

Good afternoon, everyone. I guess one of the upsides of it being afternoon is that much closer to getting a beer. I just wanted to follow up on the pricing question and the pricing discipline angle on this. A few cycles for you guys. And it’s everyone goes into these cycles looking to be disciplined on pricing. And if the cycle drags out a little bit, then the volumes become a problem. Your overhead absorption becomes a problem and you find yourself caught between a rock and a hard place. You can either take low margin projects or you don’t take a project at all, and you have overhead absorption problems. I’m wondering if there’s anything that’s happened in the Flowserve 2.0 transformation, such as lane operational excellence ability to do more with less, that might enable you to accelerate some of the costs out plans that you might’ve had over the next one, two, three years earlier on. So that, that doesn’t put you in, you know, in that corner where you’re between a rock and a hard place. And you can protect margins without having to take some of these, you know, low margin, no margin. I know Flowserve, you know, over the years has even taken negative margin projects to absolve overhead. And just any, any color or comments you have around that.

R. Scott Rowe

Yeah, no, I agree with everything you’re saying, Nathan. You should be involved in some of our commercial and operations discussions. But really that’s exactly how we’re looking at it. Right? And in part of Flowserve 2.0 was a heavy emphasis on, on the lean side, heavy emphasis on productivity. And, you know, we continued the realignment, but we kind of press pause there on, on roofline because we wanted to get common practice, common systems and really drive up that competency in manufacturing. While our work isn’t done, we’ve made tremendous progress. And I feel good about where we’re at, you know. It’s coming through in the numbers, even in Q2. And so what it tells you is that, you know, even as pricing comes down, if we can continue to push our net productivity, then we’re going to be a better shape than in what Flowserve’s experienced in the past. And then the other thing is it’s done and it continues to do, right, as we lean out our facilities and improve that productivity, we’re actually creating internal capacity. And so while we had put a hold on that the realignment program, we were always pretty certain we’d pick that up and kind of 2021 and, and progress down that. And now our thinking is we can actually accelerate that. And so you’ll see some more realignment. Really more about a roof line optimization from us. It’ll start at the back half of this year with some minor locations and some, some minor sites, but as we move into 2021, it’ll become more substantial. And so I, I feel good about our continuing as our continued ability to drive productivity. If we can systematically work through some of our roof line issues and, and drive further consolidation, then it really does allow us to take big chunks of costs out of the equation. And even if we are getting a little bit of price pressure, then we’re still in reasonably good shape on the margin side.

Nathan Jones

I think typically on the aftermarket side of the business, you, you don’t see a lot of pricing pressure. You haven’t at least I think historically in previous cycles. Are you seeing pricing on the aftermarket side? As the MRO side of the business continue to hold in and do you expect that to continue to hold it and going forward?

R. Scott Rowe

Yeah, this is where our team has done a really good job. And so I would say, you know, all of our customers are asking for some sort of concession. Part of our pricing playbook is okay, you know, we’re willing to do something. But you know, what do we get in return? And so on the aftermarket side, we’re seeing a little bit of pressure on the price side, but anytime we provide a concession, we’re able to get something out of it. And what we’re getting out of it is potentially a new service or you know getting more of the parts business or you know getting guaranteed overhaul work and things like that. And so I think we’re actually doing really good there. And the other thing that’s helping on that side is a lot of the aftermarket content, particularly in the seals side, is under a frame agreement or a long-term service agreement. We call them LCAs here. And you know, that managed spend, you know, we already have some pricing metrics built into there and, you know, at any given time the operator can call us in and, you know, take us back to us. You know, basically it gets back and say, Hey, this doesn’t apply anymore. And what are we going to do? But for the most part, you know, we, we honor it in up cycles in terms of our ability and how much we’re allowed to move price up. And then the downside that’s in that contract. And so that managed contract spend is actually holding up really well on the pricing side. And so, you know, I, I feel good about our ability to, to, to at least protect price on the aftermarket side and certainly a lot better than on the OE side, but it’s not for a lack of requests from our customers at this point.

Nathan Jones

Excellent. Thanks very much for taking my questions.

Operator

Thank you. Our next question comes from Joe Giordano with Cowan and Company. Your line is now open.

Joe Giordano

Hey, good afternoon. This is Robert in for Joe. Hey, so I just had a quick question on earning seasonality and the typical cadence that we see, you know, and to, you know, 3Q and 4Q. Would you expect that to hold this year and see that sequential improvement from 2Q as a base here or a base quarter?

Amy Schwetz

So I think, you know, we’ve given our first half, first half second task guidance as it relates to EPS. And so not necessarily at this point committing to how that looks like between quarters, but I would say as we generally some see some seasonality in the third quarter, as we accommodate vacations, particularly in Europe, I would comment from a cashflow standpoint that that Flowserve has traditionally seen a significant amount of cash generated in, in the back half of the year. And, and we expect to see that trend continue. So although we’ve used cash in the first half of 2020, we’d anticipate that we will, that we will build cash in the back half and would anticipate being, being cashflow positive.

Joe Giordano

Okay, thank you. And then just a one on cost savings. I know you said I also, that you might see some benefits from some of the costs structural cost savings in next year, cause you’ll have a full year of benefit. But do you think there’ll be any other incremental cost savings outside of that? Into 2021. Like when you net out the temporary cost action that might be coming back into the business as activity picks up.

Amy Schwetz

So, so ironcially the numbers look the same. So year over year we’re anticipating about a hundred million dollars of benefit from, from cost out and cost deferral actions in, in 2020. And that is a mix between things like, you know, travel slowing down this year, actually not happening at all right now for the business. But as we move into 2021, we’re going to get the full benefit of the more structural decisions that we’ve, that we’ve made this year. So we’d anticipate even after building those costs back in, there’s a hundred million dollars of benefits. And you can, you can tell kind of the way that way that we’re talking, we’re not done looking for cost-saving opportunities. And, and Scott alluded to that is as he talked about some of the, some of the transformation activities that, that we continue to continue to work on. But at this point in time, we think that we have put actions in motion that, that achieved not just the a hundred million dollars of savings in deferrals in, in 2020, but also set us up for a hundred million dollars to structural savings in 2021.

R. Scott Rowe

Yeah. Just all add two things to that. And, you know, we did say in the prepared remarks that we’re tracking above that and, you know, we took really quick and decisive actions there, you know, in the, in the second quarter. And so we’re now, you know, moving a little bit ahead of that curve. And then secondly, you know, we built that plan, given what we knew and what we’re facing today, if things got significantly worse here in the third and fourth quarter, then, you know, we’ll, we’ll revise that plan and we’ll take the actions necessary. But at this time we feel, we feel very good about the plan that we’ve put in place and we’ll, we’ll continue to work that plan.

Joe Giordano

That’s great. Thank you for taking my questions. Have a good weekend.

Operator

Thank you. Our next question comes from Andrew Obin with Bank of America. Your line is now open.

Andrew Obin

Hi, this is [inaudible] on for Andrew Obin. Hi. How are you? On supply chain, are you considering areas where you can de risk your supply chain and move your supply base to the US? Can you just talk about how you’re thinking about your supply chain post COVID?

R. Scott Rowe

Yeah, sure. I think the COVID situation is, has everybody relook their supply chain strategies and operations. And so as this thing moved from China into Europe, into America and India and Latin America, it is absolutely something that we’re looking at it and making sure that we’ve got one that’s the right regional presence. And then two making sure that we’ve got some redundancy in there. And so part of Flowserve 2.0, was that a pretty significant supplier rationalization strategy. And we have been on the path to, to really try to concentrate our suppliers and move to a more proactive spin with them versus a reactive spin. And then what I’d say is, you know, we’re, we’re way down the path and do a good things there. And then now with the new situation with COVID is, is really about, you know, protecting that, that supply chain and making sure that we’ve got some redundancy. And so we we’ve been working hard really since February and March timeframe on that. And I feel reasonably good right now. And so our, you know, we’ve got we’ve, we’ve, we’ve made a lot of progress and we’ve got some good actions there for our US facilities. A lot of those suppliers that we leverage are local and then, you know, we’re working to get, you know, even that consolidated and get better pricing. And then I just add the only place that, that I’m concerned right now from a disruption standpoint would be India and potentially Mexico. And so we’ve got a pretty good supply base in India, and they’re obviously having a large outbreak right now. And so we’re watching that carefully and making sure we’ve got a redundant source of supply there. And then in Mexico is the other the area of concern. And again, we’re watching that carefully. We’ve got opportunities to flex there if needed.

Andrew Obin

Great. And then do you have any visibility into how projects that were deferred in the first half are going to start? Could some push out into 2021? Thank you.

R. Scott Rowe

You know, I wish I had the crystal ball on that. I would say, you know, a lot of the projects that are now on hold are deferred. You know, I would expect, you know, the resumption of that work to be, you know, majority of that’ll be 2021. There will be some things that go forward in the back half of this year, but I’d just say that’s probably, you know, in my earlier remarks, you know, a handful of orders that actually do make it forward. And I’m talking large EPC type projects, a handful that do progress and go forward here in the back half of the year with the majority happening in 2021.

Andrew Obin

Great. Thank you for taking my questions.

Operator

Thank you. At this time, we have no further questions. Thank you for joining. And this concludes the call. You may now disconnect.